Exhibit 10(l)
Description of Cash Bonus Compensation Arrangements for Employees and Officers
     Since 1995, we have had a practice of paying cash bonuses to all of our employees each year except in 1998, when no bonuses were paid to employees. There is no formal bonus plan, nor any written formulas for determining bonus amounts. Because whether or not bonuses will be paid and in what amounts is determined by the Compensation Committee of our Board of Directors on a Company-wide basis; executive officers receive bonuses only if all employees receive bonuses.
     Our bonus practices currently classify employees into five levels for bonus compensation purposes, three of which are determined solely based on salary level. The remaining two levels include managers, as defined by senior executives, and officers. At the first bonus level, which includes all employees, bonuses generally range from zero to ten percent of base salaries, although in the past bonuses paid at this and all other levels have been as high as twelve and one-half percent of base salary in an exceptionally good year. There is an additional compensation layer for all employees in the next salary level, which generally includes the professional group (the second level), whereby these employees may receive an additional level of bonuses of up to ten percent of base salaries, for or a total bonus ranging from zero to twenty percent. Those in the third or highest salary level, which generally includes the higher performing professionals, technical experts or supervisors and managers, can receive an additional bonus equal to seven and one-half percent of base salary, or a total bonus ranging from zero to twenty-seven and one-half percent. In addition, employees that are considered managers, as determined by senior executives, (the fourth level) are eligible to receive an additional level of bonuses of up to seven and one-half percent of base salaries in addition to the bonus they receive from the first three levels, or a maximum bonus of 35%. Lastly, our corporate officers (the fifth level) are eligible to receive an additional level of bonuses of up to seven and one-half percent of base salaries, for a total bonus ranging from zero to forty-two and one-half percent. All of our executive officers are eligible for bonuses at all five levels. All bonuses are paid at the same percentage for each level (i.e. if level one is 10%, level two is 10% and levels three through five are 7.5%).
     Since this practice began in 1995, we have paid cash bonuses ranging from 0% to 50% of base salary to our executive officers, depending on the Company’s results for that year, as determined by the Compensation Committee of our Board of Directors. In addition to the aforementioned bonus practice, we have usually paid a Christmas bonus each year that is equivalent to one week of each employee’s base salary.
     Bonus determinations are made by the directors on our Compensation Committee subjectively, not based on arithmetic methods or formulas, generally based on our overall corporate results and whether or not the Company has achieved predetermined Company-wide goals and objectives. Any measure that might be considered to determine whether or not an oil and gas company had a good year (or other measures of success or failure) is a possible consideration by the Compensation Committee. These measures have historically included an evaluation of production levels, stock performance, achievement of acquisition or disposition goals, completion of significant transactions, completion of significant projects (such as software systems or significant construction projects), operating and administrative expense levels as compared to budget, capital expenditures as compared to budget, and the changes in our proved, probable and possible reserves for that period as compared to costs incurred. As the Compensation Committee’s decisions are subjective evaluations made on an overall basis, it is not possible to determine how these measures are weighted or evaluated by the Compensation Committee.